Exhibit 10.39

TERMINATION AND ASSIGNMENT AGREEMENT

This Termination and Assignment Agreement (the “Agreement”) is made and entered into this 29th day of October 2007 (the “Effective Date”), by and between Depomed, Inc., a California corporation (“Depomed”), and King Pharmaceuticals, Inc., a Tennessee corporation (“King”).

BACKGROUND

A.                                   Depomed and King are parties to that certain Promotion Agreement, dated as of June 27, 2006 (the “Promotion Agreement”).  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Promotion Agreement, as in effect immediately prior to the execution of this Agreement.

B.                                     The parties desire to terminate the Promotion Agreement on the terms set forth herein.

It is therefore agreed as follows:

1.                                      TERMINATION OF PROMOTION AGREEMENT; RELEASE

1.1                                 Additional Definitions:

(a)           “Joint Transition Committee” or “JTC” shall refer to the committee established pursuant to the Transition Plan described herein.

(b)           “Transition Period” shall refer to the period beginning on the Effective Date and ending on December 31, 2007.

(c)           “Transition Plan” shall have the meaning given to it in Section 5.1, herein.

1.2                                 Termination of Promotion Agreement.  The Promotion Agreement is hereby terminated in its entirety, provided that (a) the following provisions of the Promotion Agreement shall survive the termination of the Promotion Agreement, as contemplated thereby:  Section 7.2 (Maintenance of Records), Article 11 (Indemnification; Limitation on Liability), Article 12 (Confidentiality and Publicity); Article 14 (Notices) and Article 15 (Insurance); and (b) the following provisions of the Promotion Agreement shall survive until the second anniversary of the Effective Date:  Section 7.3 (Payments); and Section 4.4(d) (related to ownership of Promotional Material copyrights).

1.3                                 Conflicting Terms.  Notwithstanding the provisions of the foregoing Section 1.2, to the extent that any surviving rights and obligations of the parties under the Promotion Agreement directly conflict with the express rights and obligations of the parties provided herein, the terms of this Agreement shall govern.

1.4           Mutual Releases.  Each of the parties, by and for itself and on behalf of its employees, agents, other representatives, officers, directors, stockholders, partners, members, Affiliates, subsidiaries, predecessors, successors, and assigns, fully releases and discharges the other party and its employees, agents, other representatives, officers, directors, stockholders, partners, members, Affiliates, subsidiaries, predecessors, successors, and assigns, from any and all claims, rights, demands, liabilities, obligations, damages, actions, and causes of action, of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of any act, omission, event, transaction or occurrence on or before the Effective Date that relates to the Product or the obligations under the Promotion Agreement; provided that this release shall not affect the surviving rights and obligations under the Promotion Agreement as set forth in Section 1.2, or any rights and obligations under this Agreement including but not limited to Depomed’s product liability indemnification obligations as set forth in Section 8.1(d) (and any exhibit hereto).

2.                                      PAYMENTS

2.1           Termination Payments.  King shall make a termination payment to Depomed equal to Twenty-Eight Million Dollars ($28,000,000) on the Effective Date, by wire transfer of immediately available funds to a Depomed account pursuant to wire transfer instructions provided to King by Depomed on or before the Effective Date.

2.2           Books and Records.  Each party shall maintain complete and accurate books and records in sufficient detail, in accordance with GAAP and all applicable laws, rules, ordinances and regulations, to enable verification of the performance of such party’s payment obligations under this Agreement.  Such records shall be maintained for a period of twenty-four (24) months after the end of the Term or longer if required by applicable law.

2.3           Marketing Expenses.

(a)           Q3 Expense Reconciliation Report.  The JCC has produced the report for the Agreement Quarter ended September 30, 2007 related to Advertising/ Marketing/Educational Expenses required by Section 7.5(b) of the Promotion Agreement (the “Q3 Expense Reconciliation Report”).  The Q3 Expense Reconciliation Report indicates that King incurred Three Million Eight Hundred Thirty-Eight Thousand Two Hundred Forty-Three Dollars and Forty-Two Cents ($3,838,243.42) in Advertising/Marketing/Educational Expenses incurred by King in the Agreement Quarter ended September 30, 2007, and that Depomed is required to make a payment to King equal to One Million Eighty-Six Thousand Seventy-Two Dollars and Thirty-Four Cents ($1,086,072.34) pursuant to the terms of the Promotion Agreement in respect of Advertising/Marketing/Educational Expenses incurred by King in the Agreement Quarter ending September 30, 2007.  This payment was made by Depomed on October 26, 2007 by wire transfer.

(b)           Final Expense Reconciliation.  Exhibit A attached hereto sets forth (a) Advertising/Marketing/Educational Expenses incurred by King during the period beginning on October 1, 2007 and ending on the Effective Date, and (b) certain adjustments to Advertising/Marketing/Educational Expenses incurred by King that have been mutually agreed to by the parties (the “Final Expense Reconciliation Report”).  The Final Expense Reconciliation Report indicates, and the parties have agreed, that King has incurred Five Hundred Ninety-Nine Thousand, Forty-Three Dollars and Ninety-Nine Cents ($599,043.99) of Advertising/Marketing/Educational Expenses during the period covered by it, after giving effect to the adjustments set forth therein.

(c)           King 2007 Marketing Expenses.  The “King 2007 Marketing Expenses” are equal to Six Million Two Hundred Twelve Thousand Six Hundred Fifty-Two Dollars and Eighty-Two Cents ($6,212,652.82), which amount is the sum of (a) Five Million Six Hundred Thirteen Thousand, Four Hundred Sixty-One Dollars and Eighty-Three Cents. ($5,613,461.83) (which is equal to King’s share of Advertising/Marketing/Educational Expenses for the three Agreement Quarter period ended September 30, 2007, as reflected in the reports for those Agreement Quarters produced pursuant to Section 7.5(b) of the Promotion Agreement); and (b) the amount set out in the Final Expense Reconciliation Report and Section 2.2(b), above.

(d)           Payment of remaining budget for Advertising/Marketing/Educational Expenses.  On the Effective Date, King shall make a payment to Depomed equal to One Million Nine Hundred Twelve Thousand Three Hundred Forty-Seven Dollars and Eighteen Cents ($1,912,347.18), which is the remainder of (A) Eight Million One Hundred Twenty-Five Thousand Dollars ($8,125,000), minus (B) the King 2007 Marketing Expenses, by wire transfer of immediately available funds to a Depomed account pursuant to wire transfer instructions provided to King by Depomed on or before the Effective Date.

(e)           No Additional Marketing Expenses.  Neither party shall have any obligation to the other in respect of Advertising/Marketing/Educational Expenses from and after the Effective Date.  After the Effective Date each party is solely responsible for expenses incurred in fulfilling its remaining obligations unless otherwise set forth in the Transition Plan attached hereto.

(f)                                    Post Transition Period Expense Reconciliation.

(i)            As identified in the Transition Plan, and only with the approval of the JTC, certain expenses will be paid by King during the Transition Period.  The Final Reconciliation Report includes adjustments for the anticipated amount of those expenses.  After the Effective Date, King shall not incur additional expense unless approved by the JTC.  In the event that the JTC approves the payment of expenses to be paid by King during the Transition Period that are not reflected in the Final Reconciliation Report, Depomed shall reimburse King for such expenses on presentation of an invoice, as described below.  The signatures of Depomed’s JTC members on a form describing such expense shall be conclusive evidence that Depomed has agreed to reimburse King for such expense.

(ii)           Not later than December 31, 2007, the JTC will prepare a reconciliation of expenses incurred by King during the Transition Period, and any further adjustments to the expenses reflected in the Final Reconciliation Report for expenses discovered by King for the period covered by it (as evidenced by reasonable documentation to the JTC describing such additional expenses), or reductions of estimated expenses reflected in the Final Reconciliation Report (as evidenced by reasonable documentation to the JTC describing such reduced expenses).  The JTC shall execute a form describing such reconciliation, and approving the reimbursement to King or Depomed (as applicable) of the net amount payable pursuant to such reconciliation.  The party responsible for reimbursing the other party pursuant to this Section 2.3(f)(ii) (the “Reimbursing Party”) shall do so not later than January 10, 2008; provided, however, that in no event shall the Reimbursing Party be obligated to reimburse the other party in an amount in excess of Two Hundred Thousand Dollars ($200,000).

2.4           Promotion Fees.

(a)           Q3 Promotion Fees.  Depomed has provided to King the report required by Section 7.1(b) of the Promotion Agreement in respect of the Agreement Quarter ended September 30, 2007, which report indicates that Depomed is required to pay King $2,150,330.43 in Promotion Fees for the Agreement Quarter ended September 30, 2007.  This amount was paid to King by wire transfer on October 26, 2007.

(b)           Q4 Promotion Fees.  Depomed shall have no obligation to pay King Promotion Fees for any period subsequent to the Agreement Quarter ended September 30, 2007.

3.                                      REGULATORY MATTERS

Pharmacovigilance, including adverse event information, medical inquiries and complaint exchange, shall be governed by the Safety Agreement executed between the parties on March 23, 2007, as may be amended from time to time by the parties.  The parties agree to amend the Safety Agreement not later than November 15, 2007 such that Depomed will no longer have an obligation to deliver adverse event and complaint information to King and King shall share appropriate information with Depomed after the Effective Date.

4.                                      INTELLECTUAL PROPERTY MATTERS; PRODUCT DOCUMENTATION

4.1           Termination of Rights and Licenses; Reversion of Rights.  Without limiting the generality of Section 1, all of King’s rights and licenses under the Promotion Agreement shall, including the rights set forth in Section 2.1 of the Promotion Agreement, terminate as of the Effective Date and automatically revert to Depomed; provided, however, that Depomed shall have a limited , non-assignable, non-sublicensable, non-exclusive, royalty-free right and license to use the King Trademarks in the Territory solely in connection with Depomed’s promotion of the Product during the Transition Period or as otherwise expressly contemplated by the Transition Plan.  Furthermore, until June 30, 2008, Depomed shall have a limited, non-assignable, non-sublicensable, non-exclusive, royalty-free right and license to use the King Trademarks in the Territory solely to the extent necessary for Depomed to distribute the “starter kits” and “pharmacy mats” as described in the Transition Plan.  Depomed acknowledges the validity of King’s right, title and interest in and to the King Trademarks and shall not have, assert or acquire any right, title or interest in or to any of the King Trademarks.  Also, King shall have a limited, nonassignable, non-sublicensable, non-exclusive, royalty-free right and license to use the

Depomed Trademarks in the Territory solely in connection with King’s performance of its post-termination obligations during the Transition Period.

4.2           Ownership of Intellectual Property.  King hereby represents and warrants to Depomed that: (i) to the best of King’s knowledge, none of King’s employees, agents, or other persons acting under its authority, developed, conceived or reduced to practice any inventions, discoveries or know-how relating to the Product (collectively, “Inventions”), (ii) that in the event that any Inventions were so developed, conceived or reduced to practice by any such parties, King does hereby assign all of its right, title and interest therein to Depomed and (iii) that in the event that King becomes aware of the existence of any such Inventions, it will provide prompt written notice to Depomed of same, including a written description of such Invention, and it will take such actions as Depomed shall reasonably request to evidence such assignment and to enable Depomed to understand and exploit such Invention.

4.3           Promotional Material Copyright Assignment.  King hereby assigns to Depomed King’s right, title and interest in and to all copyrights to all Promotional Materials created by or on behalf of King (including Promotional Materials currently under development by or on behalf of King) during the Term of this Agreement or the Promotion Agreement in connection with the Promotion of the Product.  King shall deliver to Depomed copies of such materials (including in electronic form) as contemplated by the Transition Plan.

5.                                      TRANSITIONAL COMMERCIAL OBLIGATIONS; COMPLIANCE

5.1           Transition Plan.  (a) As Depomed is to assume full control and responsibility of Promoting the Product as of the Effective Date, and full responsibility for any Details that occur on or after January 1, 2008, the parties have developed and agreed upon the Transition Plan attached hereto as Exhibit B.  The parties shall have no obligation to undertake any transition activities not set forth in the Transition Plan.  The costs of transitioning marketing and related materials shall include only those activities specifically identified in the Transition Plan.  Each party is responsible for assuming one hundred percent (100%) of the costs incurred by it associated with the orderly transition of key marketing programs, materials and other identified matters from King to Depomed, as set forth in the Transition Plan.

5.2           Compliance.  In performing its duties hereunder, each party shall, and shall cause its employees and agents to, comply with all Legal Requirements, including the FDA’s regulations and guidelines concerning the advertising of prescription drug products, DDMAC’s promotional guidelines, the Department of Health and Human Services Office of the Inspector General Compliance Program Guidance for Pharmaceutical Manufacturers, the American Medical Association’s Guidelines on Gifts to Physicians, the PhRMA Code on Interactions with Healthcare Providers, the Prescription Drug Marketing Act of 1987, as amended, and the rules and regulations promulgated thereunder, the ACCME Standards for Commercial Support of Continuing Medical Education, equal employment, non-discrimination and federal and state anti-kickback Legal Requirements, Legal Requirements with respect to submission of false claims to governmental or private health care payors, and all industry and professional standards, which may be applicable to the activities (including the warehousing, handling and distribution of Samples) to be performed by such party hereunder.  None of King, Depomed, or either party’s employees and agents shall offer, pay, solicit or receive any remuneration to or from

Professionals in order to induce referrals of or purchase of the Product.  The King Sales Force shall have no direct contact with, nor shall the King Sales Force be involved with the delivery of Product to patients, other than delivery of Samples directly to Professionals authorized to prescribe the Product.  The King Sales Force was trained in connection with compliance with Sec. 1128B(b) of the Social Security Act and the AMA Guidelines on Gifts to Physicians from Industry prior to engaging in Promotion of the Product.

6.                                      CONFIDENTIALITY AND PUBLICITY

6.1           Confidentiality.  Pursuant to this Agreement and the Promotion Agreement, a party receiving Proprietary Information from the other, directly or indirectly, will treat such Proprietary Information as confidential, will use such Proprietary Information only for the purposes of the Promotion Agreement and this Agreement and will not disclose, and will take all reasonable precautions to prevent the disclosure of, such Proprietary Information to (a) any of its officers, directors, managers, equity holders, employees, agents, representatives, Affiliates or consultants who are not required to know such Proprietary Information or who are not bound by a like obligation of confidentiality or (b) Third Parties.  The terms and conditions of this Agreement shall be considered to be the Proprietary Information of both parties and shall be treated by each party as such.

6.2           Disclosures Required by Law.  In the event the recipient party is required under applicable Legal Requirements to disclose Proprietary Information in connection with bona fide legal process (including in connection with any bona fide dispute hereunder) or is required to disclose Proprietary Information under the rules of the securities exchange upon which its securities are traded, the recipient party may do so only if it limits disclosure to that purpose after giving the disclosing party prompt written notice of any instance of such a requirement in reasonable time for the disclosing party to attempt to object to or to limit such disclosure.  In the event of disclosures required under applicable Legal Requirements, the recipient party shall cooperate with the disclosing party as reasonably requested thereby.

6.3           Publicity.  Neither party will originate any publicity, news release, public comment or other public announcement, whether to the press, to stockholders, or otherwise, relating to this Agreement, without the consent of the other party, except for such announcement which, in accordance with the advice of legal counsel to the party making such announcement, is required by law.  Except as otherwise permitted pursuant to the immediately preceding sentence, any party making any announcement which is required by law will, unless prohibited by law, give the other party an opportunity to review the form and content of such announcement and comment before it is made.  Either party shall have the right to make such filings with governmental agencies, including the United States Securities and Exchange Commission, as to the contents and existence of this Agreement as it shall reasonably deem necessary or appropriate.  The parties have agreed upon the form and content of a joint press release to be issued by the parties promptly following the execution of this Agreement.  Once such press release or any other written statement is approved for disclosure by both parties, either party may make subsequent public disclosure of the contents of such statement without the further approval of the other party.

6.4                                 Survival.  The provisions of this Article 6 shall remain in effect until the third anniversary of the Effective Date.

7.                                      REPRESENTATIONS AND WARRANTIES

7.1                                 By King.  King hereby represents and warrants to Depomed as follows:

(a)           It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  It has all requisite power and authority to carry on its business and to own and operate its properties and assets.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part.  It has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform its obligations under this Agreement.

(b)           There is no pending or, to its knowledge, threatened litigation involving it which would have any material adverse effect on this Agreement or on its ability to perform its obligations hereunder.

(c)           There is no indenture, contract, or agreement to which it is a party or by which it is bound which prohibits or would prohibit the execution and delivery by it of this Agreement or the performance or observance by it of any material term or condition of this Agreement.

(d)           To its knowledge, it has paid Depomed all amounts due and payable by it to Depomed pursuant to the Promotion Agreement.

7.2                                 By Depomed.  Depomed hereby represents and warrants to King as follows:

(a)           It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  It has all requisite power and authority to carry on its business and to own and operate its properties and assets.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part.  It has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform its obligations under this Agreement.

(b)           There is no pending or, to its knowledge, threatened litigation involving it which would have any material adverse effect on this Agreement or on its ability to perform its obligations hereunder.

(c)           There is no indenture, contract, or agreement to which it is a party or by which it is bound which prohibits or would prohibit the execution and delivery by it of this Agreement or the performance or observance by it of any material term or condition of this Agreement.

(d)           To its knowledge, it has paid King all amounts due and payable by it to King pursuant to the Promotion Agreement.

8.                                      INDEMNIFICATION

8.1                                 Indemnification.  Each party will defend, at its own expense, indemnify and hold harmless the other party and its Affiliates from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against the other party or its Affiliates to the extent such claim, suit, or proceeding is based upon a claim arising out of or relating to (i) any breach or violation of, or failure to perform, any covenant or agreement made by such indemnifying party in this Agreement, unless waived in writing by the indemnified party; (ii) any breach of the representations or warranties made by such indemnifying party in this Agreement; or (iii) the negligence or willful misconduct of the indemnifying party, except (under any of (i) or (ii)) to the extent arising out of the breach, violation, failure, negligence or willful misconduct of the indemnified party.  In addition, Depomed will defend, at its own expense, indemnify and hold harmless King and its Affiliates from and against any and all damages, liabilities, losses, costs, and expenses, including reasonable attorneys’ fees, arising out of any Third Party claim, suit or proceeding brought against King or its Affiliates to the extent such claim, suit or proceeding is based upon a claim arising out of or relating to (a) any actions of sales representatives employed by Depomed, or a Third Party engaged by Depomed, to Promote the Product, (including any false or misleading representations to Professionals, customers or others regarding King or the Product); (b) any agreement between Depomed and BLS; (c) any claim made by any Person that the manufacture, use or sale of the Product infringes or misappropriates the patent, trademark, or other intellectual property rights of such Person, except with respect to any claim relating to the King Trademarks; and/or (d) any product liability claim made by any Person with respect to the Product, except to the extent liability is based on a breach by King of Section 4.2 of the Promotion Agreement.   Each party agrees that it shall promptly notify the other in writing of any such claim or action and give the indemnifying party full information and assistance in connection therewith.  The indemnifying party shall have the sole right to control the defense and the sole right to settle or compromise any such claim or action, except that the prior written consent of the other party shall be required in connection with any settlement or compromise which could (i) place any obligation on or require any action of such other party; (ii) admit or imply any liability or wrongdoing of such other party; or (iii) adversely affect the goodwill or public image of such other party.  Notwithstanding the foregoing, the indemnified party may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the indemnified party.  The provisions of this Section 8.1 shall survive until the third anniversary of the Effective Date (except as to claims as to which a party has notified the other in writing prior to the third anniversary of the Effective Date, in which event, the indemnifying party’s obligations under this Section 8.1 shall survive with respect to any such claim until its resolution).

8.2           Consequential Damages.  NEITHER KING NOR DEPOMED (WHICH FOR THE PURPOSES OF THIS SECTION 8.2 SHALL INCLUDE THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS) SHALL HAVE ANY LIABILITY TO THE OTHER FOR ANY PUNITIVE DAMAGES, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOSS OF PROFITS,

RELATING TO OR ARISING FROM THIS AGREEMENT, EVEN IF SUCH DAMAGES MAY HAVE BEEN FORESEEABLE; PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY IN THE CASE OF FRAUD OR WILLFUL MISCONDUCT.

9.                                      NOTICES

All notices required or permitted hereunder shall be given in writing and sent by facsimile transmission (with a copy sent by first-class mail), or mailed postage prepaid by certified or registered mail (return receipt requested), or sent by a nationally recognized express courier service, or hand-delivered at the following address:

If to Depomed:

Depomed, Inc.

1360 O’Brien Drive

Menlo Park, California  94025

Attention:  President

Fax No.:  (650) 462-9991

With a copy to:

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, CA  94025

Attention:  Julian Stern

Fax No:  (650) 324-0638

If to King:

King Pharmaceuticals, Inc.

501 Fifth Street

Bristol, Tennessee 37620

Attn: Legal Department

Facsimile: (423) 990-2566

All notices shall be deemed made upon receipt by the addressee as evidenced by the applicable written receipt.

10.                               MISCELLANEOUS

10.1         Headings.  The titles, headings or captions and paragraphs in this Agreement are for convenience only and do not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms or conditions and therefore shall not be considered in the interpretation, construction or application of this Agreement.

10.2         Severability.  In the event that any of the provisions or a portion of any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or a governmental authority, such provision or portion of provision will be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the enforceable portion of any such provision and the remaining provisions will not be adversely affected thereby.

10.3         Entire Agreement.  This Agreement and the Promotion Agreement, together with any exhibit hereto or thereto, contain all of the terms agreed to by the parties regarding the subject matter hereof and supersede any prior agreements, understandings, or arrangements between them, whether oral or in writing.

10.4         Amendments.  This Agreement may not be amended, modified, altered, or supplemented except by means of a written agreement or other instrument executed by both of the parties hereto.  No course of conduct or dealing between the parties will act as a modification or waiver of any provisions of this Agreement.

10.5         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original as against the party whose signature appears thereon, but all of which taken together will constitute but one and the same instrument.  Furthermore, this Agreement may be executed by facsimile or .pdf signature and such facsimile or .pdf signature shall be as binding as the original signatures of the parties.

10.6         Waiver.  The failure of either party to enforce or to exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and will not be construed as, a waiver of such term or right, and will in no way affect that party’s right later to enforce or exercise such term or right.

10.8         Successors and Assigns.  Subject to Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns permitted under this Agreement.

10.9         Assignment.  This Agreement and the rights granted herein shall not be assignable by either party hereto without the prior written consent of the other party.  Any attempted assignment without consent shall be void.  Notwithstanding the foregoing, a party may transfer, assign or delegate its rights and obligations under this Agreement without consent to (a) an Affiliate or (b) a successor to all or substantially all of its business or assets of the assigning party to which this Agreement relates, whether by sale, merger, consolidation, acquisition, transfer, operation of law or otherwise or (c) in the case of either party, to one or more financial institutions providing financing to such party pursuant to the terms of a security agreement relating to such financing.

10.10       Construction.  The parties acknowledge and agree that: (a) each party and its representatives have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; and (b) the terms and provisions of this Agreement will be construed fairly as to each party hereto and not in favor of or against either party regardless of which party was generally responsible for the preparation or drafting of this Agreement.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” or “Exhibit” refer to the specified

Article, Section, or Exhibit of this Agreement; (v) “or” is disjunctive but not necessarily exclusive; and (vi) the term “including” or “includes” means “including without limitation” or “includes without limitation.”  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

10.11       Governing Law.  This Agreement will be construed under and in accordance with, and governed in all respects by, the laws of the State of New York, without regard to its conflicts of law principles.

10.12       Equitable Relief.  Each party acknowledges that a breach by it of the provisions of this Agreement may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other party irreparable injury and damage.  By reason thereof, each party agrees that the other party is entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party; provided, however, that no specification in this Agreement of a specific legal or equitable remedy will be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach. Each party agrees that the existence of any claim, demand, or cause of action of it against the other party, whether predicated upon this Agreement, or otherwise, will not constitute a defense to the enforcement by the other party, or its successors or assigns, of the covenants contained in this Agreement.

10.13       Relationship Between Parties.  The parties hereto are acting and performing as independent contractors, and nothing in this Agreement creates the relationship of partnership, joint venture, sales agency, or principal and agent.  Neither party is the agent of the other, and neither party may hold itself out as such to any other party.  All financial obligations associated with each party’s business will be the sole responsibility of such party.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed by their duly authorized officers on the date first above written.

DEPOMED, INC.

By:	/s/ Carl A. Pelzel

Carl A. Pelzel
President and Chief Executive Officer

KING PHARMACEUTICALS, INC.

By:	/s/ Brian A. Markinson

Brian A. Markinson
President and Chief Executive Officer